Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports Fourth Quarter and

Full Year Fiscal 2022 Results

Q4 GAAP Diluted EPS of $0.20; Adjusted Diluted EPS of $0.50

Q4 GAAP Operating Margin of 4.1%; Adjusted Operating Margin of 8.7%

➣	Announces Distribution Center Consolidation and Acceleration of Store Optimization Plan
➣	Outlines New Strategic Initiatives and Long-Term Outlook
➣	Provides Fiscal 2023 Guidance

DENTON, Texas, November 10, 2022 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its fourth quarter and full year ended September 30, 2022. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2022 Fourth Quarter Summary

•	Consolidated net sales of $962 million, a decrease of 2.8%, with comparable sales flat to the prior year;
•	Global e-commerce sales of $90 million, representing 9.3% of net sales;
•

GAAP gross margin decreased 240 basis points to 48.2%, driven primarily by a non-cash inventory write-down of $19.4 million related to the distribution center consolidation and store optimization plan; Adjusted Gross Margin decreased 60 basis points to 50.1%;

•	GAAP operating earnings of $39 million and GAAP operating margin of 4.1%, Adjusted Operating Earnings of $84 million and Adjusted Operating Margin of 8.7%; and
•	GAAP diluted net earnings per share of $0.20 and Adjusted Diluted Net Earnings Per Share of $0.50.

Fiscal 2022 Full Year Summary

•	Consolidated net sales of $3.82 billion, a decrease of 1.5%, with a comparable sales increase of 0.6%;
•	Global e-commerce sales were $333 million, representing 8.7% of net sales;
•	GAAP gross margin decreased 10 basis points to 50.3% and Adjusted Gross Margin expanded 30 basis points to 50.9%;

•	GAAP operating earnings of $338 million and GAAP operating margin of 8.8%, Adjusted Operating Earnings of $391 million and Adjusted Operating Margin of 10.3%;
•	GAAP diluted net earnings per share of $1.66 and Adjusted Diluted Net Earnings Per Share of $2.16; and
•	Repurchased 6.8 million shares at an aggregate cost of $130.3 million and completed full repayment of $300 million of 8.75% senior secured notes.

“In fiscal 2022, we delivered net sales of $3.8 billion, gross margins above 50% and adjusted EBITDA of more than $500 million amidst a highly dynamic and challenging macro environment,” said Denise Paulonis, president and chief executive officer. “Our teams executed well, navigating inflationary pressures and supply chain headwinds, while remaining focused on serving our customers.”

“As we turn to fiscal 2023, the teams will continue to leverage the omni-channel capabilities and modern retail infrastructure we have built. Additionally, we will be executing against three strategic initiatives that will serve as the foundation for us to inspire a more colorful, confident and welcoming world. We will enhance our customer centricity, including an expanded services ecosystem to support our professional stylists and increased education and expertise to inspire and support all customers; grow our Sally portfolio of high margin owned brands and amplify innovation; and increase the efficiency of our operations. Moreover, we will also advance our ESG and our diversity, inclusion and belonging commitments. These strategic initiatives are designed to build upon our core strengths in hair color and care, and drive long-term financial performance and shareholder value.”

Distribution Center Consolidation and Store Optimization Plan

Over the last several quarters, the Company has been piloting store closures in various markets with the goal of maximizing the value of its large store portfolio and providing a seamless omni-channel experience to its customers. Based on positive sales recapture rates and improved profitability within those markets, the Company is accelerating its store optimization plan, including the closure of approximately 350 stores with the majority closing in December 2022. Most of the store closings will be Sally Beauty locations in the U.S. In addition, the Company will also be optimizing its supply chain by closing two small distribution centers in Oregon and Pennsylvania and transferring the volumes to larger distribution centers, effective in December 2022. As part of this optimization plan, the Company incurred a $45.5 million charge in the fourth quarter of 2022, which includes a $19.4 million non-cash inventory write-down. The expense savings from this optimization plan is expected to be approximately $50 million with an expected benefit of approximately $10 million to adjusted operating earnings for fiscal year 2023.

Long-Term Strategic Initiatives and Outlook

Beginning in fiscal 2023, the Company will be leveraging the modern retail infrastructure it has built in recent years, and focusing on three key strategic initiatives to drive growth and profitability:

•	Enhance our customer centricity, including an expanded services ecosystem that supports professional stylists, and increased education and expertise to inspire and support all customers;
•	Grow high margin owned brands at Sally Beauty and amplify innovation; and
•	Increase the efficiency of operations and optimize our capabilities.

The Company believes these initiatives will support a long-term growth algorithm of low- to mid-single-digit net sales growth, gross margins above 50% and low double-digit operating margins.

Fiscal 2022 Fourth Quarter Operating Results

Fourth quarter consolidated net sales were $962.5 million, a decrease of 2.8% compared to the prior year. Comparable sales were flat to the prior year, and were unfavorably impacted by inflationary pressures that continued to impact consumer behavior and supply chain challenges at Beauty Systems Group. The Company was operating 117 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had an unfavorable impact of 170 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales increased 30% compared to the prior year to $90 million or 9.3% of consolidated net sales for the quarter.

Consolidated gross profit for the fourth quarter was $463.5 million compared to $501.0 million in the prior year, a decrease of 7.5%. Consolidated GAAP gross margin was 48.2%, a decrease of 240 basis points compared to 50.6% in the prior year, driven primarily by a non-cash inventory write-down of $19.4 million as a result of the Company’s distribution center consolidation and store optimization plan. Excluding the inventory write-down, Adjusted Gross Margin was 50.1%, a decrease of 60 basis points compared to 50.7% in the prior year, as higher product margin from pricing leverage at Sally Beauty was more than offset by a sales mix shift between Sally Beauty and Beauty Systems Group and higher distribution and freight costs in both segments.

Selling, general and administrative (SG&A) expenses totaled $397.9 million, up $11.3 million compared to the prior year, driven primarily by increased labor costs, partially offset by lower bonus expense. As a percentage of sales, SG&A expenses were 41.3% compared to 39.0% in the prior year.

GAAP operating earnings and operating margin in the fourth quarter were $39.2 million and 4.1%, compared to $111.2 million and 11.2%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s restructuring efforts and COVID-19 related net expenses, were $83.9 million and 8.7%, compared to $115.8 million and 11.7%, in the prior year.

GAAP net earnings in the fourth quarter were $21.3 million, or $0.20 per diluted share, compared to GAAP net earnings of $68.1 million, or $0.59 per diluted share in the prior year. Adjusted Net Earnings, excluding the Company’s restructuring efforts and COVID-19 related net expenses, were $54.4 million, or $0.50 per diluted share, compared to Adjusted Net Earnings of $73.1 million, or $0.64 per diluted share in the prior year. Adjusted EBITDA in the fourth quarter was $112.4 million, a decrease of 21.6% compared to the prior year, and Adjusted EBITDA Margin was 11.7%, a decrease of 280 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of September 30, 2022, the Company had cash and cash equivalents of $71 million and an outstanding balance of $69 million under its asset-based revolving line of credit. At the end of the quarter, inventory was $936.4 million, up 7.5% versus a year ago. Fourth quarter cash flow from operations was $107.3 million. Capital expenditures in the quarter totaled $32.0 million.

The Company ended the quarter with a net debt leverage ratio of 2.2x.

Fiscal 2022 Fourth Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $554.0 million in the quarter, a decrease of 5.4% compared to the prior year. The segment had an unfavorable impact of 270 basis points from foreign currency translation on reported sales and operated 110 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales increased 20% to $33 million or 6.0% of segment net sales for the quarter.

•

Segment comparable sales decreased 1.1% in the fourth quarter. The Sally Beauty businesses in the U.S. and Canada represented 80% of segment net sales for the quarter and had a comparable sales decrease of 2.0%, primarily reflecting inflationary pressures that impacted consumer behavior.

•	At the end of the quarter, net store count was 3,439.
•

GAAP gross margin decreased by 90 basis points to 56.6% compared to the prior year. The decrease was primarily driven by the inventory write-down related to the Company’s store optimization plan. Excluding the inventory write-down, Adjusted Gross Margin increased 60 basis points to 58.3% compared to the prior year. The increase was primarily driven by pricing leverage, partially offset by higher distribution and freight costs.

•	GAAP operating earnings were $80.5 million compared to $105.7 million in the prior year, representing a decrease of 23.8%. GAAP operating margin decreased to 14.5% compared to 18.1% in the prior year.

Beauty Systems Group

•

Segment net sales were $408.5 million in the quarter, an increase of 0.9% compared to the prior year. The segment had an unfavorable impact of 30 basis points on reported sales from foreign currency translation and operated 7 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales increased 37% to $57 million or 13.9% of segment net sales for the quarter.

•	Segment comparable sales increased 1.5% in the fourth quarter, notwithstanding continued inflationary pressures that impacted salon customers and supply chain challenges.
•	At the end of the quarter, net store count was 1,355.
•

GAAP gross margin decreased 400 basis points to 36.7% in the quarter compared to the prior year, driven primarily by the inventory write-down related to the Company’s distribution center consolidation and store optimization plan, lower product margin from a sales mix shift between stores and full service, and higher distribution and freight costs. Excluding the inventory write-down, Adjusted Gross Margin decreased 180 basis points to 38.9% compared to the prior year.

•

GAAP operating earnings were $32.8 million in the quarter, a decrease of 38.6% compared to $53.4 million in the prior year. GAAP operating margin in the quarter was 8.0% compared to 13.2% in the prior year.

•	At the end of the quarter, there were 718 distributor sales consultants compared to 719 in the prior year.

Fiscal Year 2023 Guidance

We remain encouraged by the rebuilt foundation of the business and are excited about the potential of our new strategic initiatives. As we leverage these strengths, we also expect that the external environment will remain challenging in the nearer term, most notably the inflationary pressure that is negatively impacting consumer purchasing behavior and also driving increased labor costs.

Factoring in the current macro environment and the impact from the Company’s distribution center consolidation and store optimization plan, the Company is providing the following guidance for the full fiscal year 2023:

•

Comparable sales, notwithstanding a notable change in consumer behavior, are expected to increase by low single digits compared to the prior year, driven by growth in key categories, sales transfer from store closures, our expanded Regis distribution and new strategic initiatives;

•

Net sales are expected to decline by low-single digits compared to the prior year. This reflects approximately 150 to 200 basis points of net unfavorable impact due to store closures and expected sales recapture rates from our optimization efforts, and approximately 150 basis points of anticipated impact from foreign exchange headwinds;

•	Gross Margin is expected to remain above 50%; and
•

Adjusted Operating Margin is expected to be in the range of 8.5% and 9.5%, inclusive of investment in our store labor as we lean in to elevating the expertise of our associates to drive our growth in the coming years.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, November 10, 2022. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 875677#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q4 Earnings Presentation and entering the event password 2HFpGjMpV94. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, November 10, 2022, through November 24, 2022, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 7597535#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Strawberry Leopard®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19, and its continuing impact on the economy and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2021. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of COVID-19 related personal protective equipment inventory and the write-down of inventory related to the Company’s distribution center consolidation and store optimization plan for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans, COVID-19 related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans, net expenses related to COVID-19 and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, tax-effected expenses related to the loss on debt extinguishment, and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, tax-effected expenses related to the loss on debt extinguishment and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change
Net sales	$962,460	$990,260	(2.8)%	$3,815,565	$3,874,997	(1.5)%
Cost of products sold	498,964	489,285	2.0%	1,896,400	1,921,663	(1.3)%
Gross profit	463,496	500,975	(7.5)%	1,919,165	1,953,334	(1.7)%
Selling, general and administrative expenses	397,866	386,542	2.9%	1,553,948	1,530,280	1.5%
Restructuring	26,434	3,240	715.9%	27,577	4,611	498.1%
Operating earnings	39,196	111,193	(64.7)%	337,640	418,443	(19.3)%
Interest expense	17,429	20,196	(13.7)%	93,543	93,509	0.0%
Earnings before provision for income taxes	21,767	90,997	(76.1)%	244,097	324,934	(24.9)%
Provision for income taxes	428	22,848	(98.1)%	60,544	85,076	(28.8)%
Net earnings	$21,339	$68,149	(68.7)%	$183,553	$239,858	(23.5)%
Earnings per share:
Basic	$0.20	$0.60	(66.7)%	$1.69	$2.13	(20.7)%
Diluted	$0.20	$0.59	(66.1)%	$1.66	$2.10	(21.0)%
Weighted average shares:
Basic	106,964	112,797		108,665	112,653
Diluted	108,510	114,565		110,293	114,212

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	48.2%	50.6%	(240)	50.3%	50.4%	(10)
Selling, general and administrative expenses	41.3%	39.0%	230	40.7%	39.5%	120
Consolidated operating margin	4.1%	11.2%	(710)	8.8%	10.8%	(200)
Effective tax rate	2.0%	25.1%	(2,310)	24.8%	26.2%	(140)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,
	2022	2021
Cash and cash equivalents	$70,558	$400,959
Trade and other accounts receivable	72,277	66,581
Inventory	936,374	871,349
Other current assets	53,192	44,686
Total current assets	1,132,401	1,383,575
Property and equipment, net	297,876	307,377
Operating lease asset	532,177	537,673
Goodwill and other intangible assets	576,381	596,741
Other assets	38,032	21,766
Total assets	$2,576,867	$2,847,132

Current maturities of long-term debt	$68,658	$194
Accounts payable	275,717	291,632
Accrued liabilities	161,065	206,155
Current operating lease liabilities	157,734	156,234
Income taxes payable	4,740	10,666
Total current liabilities	667,914	664,881
Long-term debt	1,083,043	1,382,530
Long-term operating lease liabilities	424,762	404,147
Other liabilities	22,427	29,056
Deferred income tax liabilities, net	85,085	85,777
Total liabilities	2,283,231	2,566,391
Total stockholders' equity	293,636	280,741
Total liabilities and stockholders' equity	$2,576,867	$2,847,132

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$554,004	$585,367	(5.4)%	$2,193,044	$2,278,382	(3.7)%
Beauty Systems Group ("BSG")	408,456	404,893	0.9%	1,622,521	1,596,615	1.6%
Total net sales	$962,460	$990,260	(2.8)%	$3,815,565	$3,874,997	(1.5)%
Operating earnings:
SBS	$80,529	$105,683	(23.8)%	$350,884	$417,658	(16.0)%
BSG	32,786	53,398	(38.6)%	193,407	205,078	(5.7)%
Segment operating earnings	113,315	159,081	(28.8)%	544,291	622,736	(12.6)%
Unallocated expenses (1)	47,685	44,648	6.8%	179,074	199,682	(10.3)%
Restructuring	26,434	3,240	715.9%	27,577	4,611	498.1%
Interest expense	17,429	20,196	(13.7)%	93,543	93,509	0.0%
Earnings before provision for income taxes	$21,767	$90,997	(76.1)%	$244,097	$324,934	(24.9)%

Segment gross margin:	2022	2021	Basis Point Change	2022	2021	Basis Point Change
SBS	56.6%	57.5%	(90)	58.1%	57.9%	20
BSG	36.7%	40.7%	(400)	39.8%	39.8%	0
Segment operating margin:
SBS	14.5%	18.1%	(360)	16.0%	18.3%	(230)
BSG	8.0%	13.2%	(520)	11.9%	12.8%	(90)
Consolidated operating margin	4.1%	11.2%	(710)	8.8%	10.8%	(200)

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2022
	As Reported	Restructuring (1)	As Adjusted (Non-GAAP)
Cost of products sold	$498,964	$(18,316)	$480,648
Consolidated gross margin	48.2%		50.1%
Selling, general and administrative expenses	397,866	—	397,866
SG&A expenses, as a percentage of sales	41.3%		41.3%
Restructuring	26,434	(26,434)	—
Operating earnings	39,196	44,750	83,946
Operating margin	4.1%		8.7%
Earnings before provision for income taxes	21,767	44,750	66,517
Provision for income taxes (3)	428	11,659	12,087
Net earnings	$21,339	$33,091	$54,430

Earnings per share:
Basic	$0.20	$0.31	$0.51
Diluted	$0.20	$0.30	$0.50

	Three Months Ended September 30, 2021
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Cost of products sold	$489,285	$(1,444)	$—	$487,841
Consolidated gross margin	50.6%			50.7%
Selling, general and administrative expenses	386,542	—	86	386,628
SG&A expenses, as a percentage of sales	39.0%			39.0%
Restructuring	3,240	(3,240)	—	—
Operating earnings	111,193	4,684	(86)	115,791
Operating margin	11.2%			11.7%
Earnings before provision for income taxes	90,997	4,684	(86)	95,595
Provision for income taxes (3)	22,848	376	(738)	22,486
Net earnings	$68,149	$4,308	$652	$73,109

Earnings per share:
Basic	$0.60	$0.04	$0.01	$0.65
Diluted	$0.59	$0.04	$0.01	$0.64

(1)

For the three months ended September 30, 2022, restructuring included $45.5 million for our Distribution Center Consolidation and Store Optimization Plan, including inventory write-downs of $19.4 million within cost of products sold, and $0.8 million for our Transformation Plan. For the three months ended September 30, 2021, restructuring, including inventory write-downs of $1.4 million within cost of products sold, represents expenses incurred primarily in connection with the Transformation Plan.

(2)

For the three months ended September 30, 2021, COVID-19 primarily represents a rent subsidy provided by the Canadian government and additional tax impact from the donation of personal-protective equipment.

(3)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended September 30, 2022
	As Reported	Restructuring (1)	COVID-19 (2)	Loss on Debt Extinguishment and Other (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,896,400	$(18,316)	$(2,841)	$—	$1,875,243
Consolidated gross margin	50.3%				50.9%
Selling, general and administrative expenses	1,553,948	—	(3,382)	(1,546)	1,549,020
SG&A expenses, as a percentage of sales	40.7%				40.6%
Restructuring	27,577	(27,577)	—	—	—
Operating earnings	337,640	45,893	6,223	1,546	391,302
Operating margin	8.8%				10.3%
Earnings before provision for income taxes	244,097	45,893	6,223	17,985	314,198
Provision for income taxes (4)	60,544	9,830	2,132	3,821	76,327
Net earnings	$183,553	$36,063	$4,091	$14,164	$237,871

Earnings per share:
Basic	$1.69	$0.33	$0.04	$0.13	$2.19
Diluted	$1.66	$0.33	$0.04	$0.13	$2.16

	Twelve Months Ended September 30, 2021
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Cost of products sold	$1,921,663	$(1,444)	$(6,957)	$1,913,262
Consolidated gross margin	50.4%			50.6%
Selling, general and administrative expenses	1,530,280	—	(29,667)	1,500,613
SG&A expenses, as a percentage of sales	39.5%			38.7%
Restructuring	4,611	(4,611)	—	—
Operating earnings	418,443	6,055	36,624	461,122
Operating margin	10.8%			11.9%
Earnings before provision for income taxes	324,934	6,055	36,624	367,613
Provision for income taxes (4)	85,076	640	7,910	93,626
Net earnings	$239,858	$5,415	$28,714	$273,987

Earnings per share:
Basic	$2.13	$0.05	$0.25	$2.43
Diluted	$2.10	$0.05	$0.25	$2.40

(1)

For fiscal year 2022, restructuring included $45.5 million for our Distribution Center Consolidation and Store Optimization Plan, including inventory write-downs of $19.4 million within cost of products sold, and $0.4 million for our Transformation Plan. For fiscal year 2021, restructuring, including inventory write-downs of $1.4 million in cost of products sold, represents expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2)

For fiscal year 2022, COVID-19-related expense is comprised of disposal costs for obsolete personal-protective equipment inventory ("PPE"). For fiscal year 2021, COVID-19 expenses primarily represents the write-down of PPE of $7.0 million in cost of products sold and donation expense related to the personal-protective equipment inventory of $33.0 million in selling, general, and administrative expenses, partially offset by wage and rent subsidies provided by the Canadian government of $3.4 million.

(3)

For fiscal year 2022, loss on debt extinguishment relates to the repayment of our 8.750% Senior Secured Second Lien Notes due 2025, which included a redemption premium of $13.1 million and the write-off of unamortized deferred financing costs of $3.3 million included in interest expense.

(4)

The provision for income taxes was calculated using the applicable tax rates for each country upon the recognition of expenses or gains, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2022	2021	Percentage Change	2022	2021	Percentage Change
Net earnings	$21,339	$68,149	(68.7)%	$183,553	$239,858	(23.5)%
Add:
Depreciation and amortization	26,568	24,111	10.2%	99,929	102,201	(2.2)%
Interest expense	17,429	20,196	(13.7)%	93,543	93,509	0.0%
Provision for income taxes	428	22,848	(98.1)%	60,544	85,076	(28.8)%
EBITDA (non-GAAP)	65,764	135,304	(51.4)%	437,569	520,644	(16.0)%
COVID-19	—	(86)	(100.0)%	6,223	36,624	(83.0)%
Restructuring and other	44,750	4,684	855.4%	47,439	6,055	683.5%
Share-based compensation (1)	1,841	3,498	(47.4)%	10,708	11,656	(8.1)%
Adjusted EBITDA (non-GAAP)	$112,355	$143,400	(21.6)%	$501,939	$574,979	(12.7)%

(1)For twelve months ended September 30, 2022, certain forfeiture amounts in connection to our Transformation Plan are included in restructuring and other.

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	11.7%	14.5%	(280)	13.2%	14.8%	(160)

Operating Free Cash Flow:	2022	2021	Percentage Change	2022	2021	Percentage Change
Net cash provided by operating activities	$107,273	$164,132	(34.6)%	$156,500	$381,860	(59.0)%
Less:
Payments for property and equipment, net	32,016	28,770	11.3%	99,250	73,669	34.7%
Operating free cash flow (non-GAAP)	$75,257	$135,362	(44.4)%	$57,250	$308,191	(81.4)%

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2022	2021	Change
Number of stores:
SBS:
Company-operated stores	3,439	3,547	(108)
Franchise stores	-	2	(2)
Total SBS	3,439	3,549	(110)
BSG:
Company-operated stores	1,223	1,230	(7)
Franchise stores	132	132	-
Total BSG	1,355	1,362	(7)
Total consolidated	4,794	4,911	(117)
Number of BSG distributor sales consultants	718	719	(1)

BSG distributor sales consultants (DSC) include 195 and 194 sales consultants employed by our franchisees at September 30, 2021 and 2020, respectively.

	Three Months Ended September 30,				Twelve Months Ended September 30,
	2022		2021	Basis Point Change	2022		2021	Basis Point Change
Comparable sales growth (decline):
SBS	(1.1	) %	2.0%	(310)	(0.6	) %	9.1%	(970)
BSG	1.5%		5.7%	(420)	2.3%		10.3%	(800)
Consolidated	0.0%		3.4%	(340)	0.6%		9.6%	(900)

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.